FOR IMMEDIATE RELEASE

JMAR TECHNOLOGIES RECEIVES NASDAQ NOTIFICATION

- COMPANY HAS 180 DAYS TO COMPLY -

SAN DIEGO, California (May 17, 2006) – JMAR Technologies, Inc. (NASDAQ: JMAR), a leading developer of advanced laser technology, announced that on May 12, 2006, it received a letter from the Listing Qualifications Department of The Nasdaq Stock Market confirming that for the last 30 consecutive business days prior to May 12, 2006, the bid price of the Company’s common stock has closed below the minimum $1.00 per share requirement for continued listing set forth in Marketplace Rule 4310(c)(4) (the Rule).

In accordance with Marketplace Rule 4310(c)(8)(D), the Company will be granted 180 calendar days, or until November 8, 2006, to regain compliance with the minimum $1.00 bid price requirement. If, at anytime before November 8, 2006, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, Nasdaq Staff will generally provide written notification that the Company has complied with the Rule. If compliance with the Rule cannot be demonstrated by November 8, 2006, Nasdaq Staff will determine whether the Company meets The Nasdaq Capital Market initial listing criteria as set forth in Marketplace Rule 4310(c), except for the bid price requirement. If it meets the initial listing criteria, Nasdaq Staff will notify the Company that it has been granted an additional 180-calendar day compliance period. Currently, the Company meets the initial listing criteria (other than the bid price), including the requirement for stockholders’ equity of at least $5 million. As of March 31, 2006, the Company’s shareholders’ equity was approximately $6.1 million.

About JMAR

JMAR Technologies, Inc. is a leading innovator in the development of laser-based equipment for imaging, analysis and fabrication at the nano-scale. The Company is leveraging more than a decade of laser and photonics research to develop a diverse portfolio of products with commercial applications in rapidly growing industries while continuing to carry out work for the U.S. Government. JMAR is targeting the nanotechnology, bioscience and semiconductor industries with its BriteLight™ Laser; X-ray Light Source; Compact X-ray Microscope — for 3D visualization of single cells and polymers; and X-ray Nano Probe — enabling interaction, analysis and materials modification at the nano-scale. JMAR also develops, manufactures, and markets its BioSentry™ microorganism early-warning system and maintains a strategic alliance for the production of the READ chemical sensor for the homeland security, environmental and utility infrastructure industries.

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Contacts:

JMAR Technologies, Inc.	The Investor Relations Group

Dennis E. Valentine Chief Financial Officer Phone: 858-946-6800	Katrine Winther-Olesen/Tom Caden IR/Media Relations Phone: 212-825-3210

This news release contains certain “forward-looking statements.” Forward-looking statements are based on current expectations and assumptions and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, and many of which are beyond the Company’s control. Actual results could differ materially from these forward-looking statements as a result of a number of factors, including the risk that the performance validation tests of the BioSentry Beta units are not successfully completed due to unforeseen issues with the installation and operation of the units outside of the controlled environment of JMAR’s facility, delays in completion of the X-ray Microscope and X-ray Nano Probe prototypes and transition to production units, the failure of the technology to perform as predicted, competition from alternative technologies, uncertainties as to the size of the markets , cost and margins for JMAR’s products, failure to obtain market acceptance, current or future government regulations affecting the use of JMAR’s products, the lack of availability of critical components, the degree of protection from future patents, other risks associated with the development or acquisition of new products or technologies and those risks detailed in the Company’s Form 10-K for the year ended December 31, 2005 filed with the SEC. Given these risks and uncertainties, investors are cautioned not to place undue reliance on such forward-looking statements and no assurances can be given that such statements will be achieved. JMAR Technologies, Inc. does not assume any duty to publicly update or revise the material contained herein.